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February 14, 2014

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K dated February 14, 2014 of Intuitive Surgical, Inc. and are in agreement with the statements contained in the first sentence of the first paragraph solely as it relates to our Firm, the second sentence of the first paragraph, the second and third paragraphs on page two therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

Ernst & Young LLP